Exhibit 10.1

TERMINATION AGREEMENT

This Agreement is between Kronos Incorporated, a Massachusetts corporation with its principal place of business at 297 Billerica Road, Massachusetts 01824 (hereafter “Kronos”) and Joseph DeMartino (“Mr. DeMartino”).

Kronos and Mr. DeMartino hereby agree as follows:

1.                                       Mr. DeMartino’s employment with Kronos shall terminate, effective at the end of the day on the day after the Closing Date, as defined in the Agreement and Plan of Merger by and among Seahawk Acquisition Corporation, Seahawk Merger Sub Corporation and Kronos Incorporated dated March 22, 2007, (“Merger Agreement”).  Notwithstanding the foregoing, if the Closing Date is not before November 30, 2007, Mr. DeMartino’s employment with Kronos shall terminate effective at the end of the day on November 30, 2007. The date on which Mr. DeMartino’s employment terminates is referred to as the “Termination Date.”

2.                                       Until the Termination Date, Mr. DeMartino will continue to provide services to Kronos consistent with those he has provided prior to the date of this Agreement while he transitions his responsibilities as directed by Kronos, Mr. DeMartino will receive his regular salary for the period ending with his Termination Date but shall cease to be eligible for any bonus under any bonus program he otherwise might have participated in during 2007.

3.                                       If the Closing Date occurs by June 15, 2007, Kronos shall make a lump sum severance payment to Mr. DeMartino of $1,012,425, less applicable state and federal tax deductions, within five business days following the Termination Date; provided that such payment shall be made before December 31, 2007.  If the Closing Date occurs between June 15, 2007 and November 30, 2007, Mr. DeMartino’s lump sum severance shall be offset by the amount of salary that he earned between June 15, 2007 and the Closing Date.  If there is a Merger Closing prior to November 30, 2007, the vesting of all of Mr. DeMartino’s stock awards shall accelerate per the terms of the Merger Agreement.  If there is no Merger Closing prior to November 30, 2007 Mr. DeMartino’s stock awards shall vest and be exercisable solely in accordance with the terms of the 2002 Stock Incentive Plan.

4.                                       Mr. DeMartino and Kronos agree that the benefits provided under this Agreement shall be the sole benefits to which he is entitled in connection with his termination of employment and in connection with the transactions pending under the Merger Agreement, that the Senior Executive Retention Agreement (“ERA Agreement”) between Kronos Incorporated and Mr. DeMartino, dated December 8, 2003, is hereby amended and restated as set forth in this Agreement, and that Mr. DeMartino shall have no benefits and Kronos shall have no liability whatsoever, under that ERA Agreement.

5.                                       If Mr. DeMartino elects to enroll in and continue his medical/dental insurance through COBRA, Kronos shall pay the full cost of such COBRA coverage for up to twelve (12) months from the date of Mr. DeMartino’s Termination Date. Upon the conclusion of this twelve-month period, Mr. DeMartino shall pay the full COBRA premium if Mr. DeMartino desires to continue such COBRA coverage.  COBRA notification will be mailed to Mr. DeMartino’s home by COBRAServ, Kronos’ third party COBRA administrator, and participation in these benefits will be contingent upon Mr. DeMartino’s completion of the enrollment paperwork within the applicable time frame.  Mr. DeMartino shall also be paid for all vacation time accrued at Kronos, if any, through his Termination Date.

6.                                       Mr. DeMartino and Kronos recognize and agree that Mr. DeMartino is entitled to twenty-one days to consider the terms of this Agreement and whether he wishes to agree to it.  Mr. DeMartino acknowledges that he was given a copy of this Agreement to review and consider on May 4, 2007, and was given twenty-one days to consider it before he signed it.  Mr. DeMartino further acknowledges that if he signs this Agreement at any time during or after this twenty-one day period, he is doing so knowingly and voluntarily.

7.                                       Mr. DeMartino and Kronos further recognize and agree that Mr. DeMartino is entitled, during the seven-day period after he signs this Agreement, to revoke his acceptance of this Agreement.  The parties recognize and agree that this Agreement will no longer be effective if Mr. DeMartino exercises his right to revoke his acceptance during the seven day period after he signs this Agreement, and that to be effective, such revocation must be in writing and must be addressed to the Vice President, Human Resources at Kronos Incorporated, 297 Billerica Road, Chelmsford, Massachusetts 01824.  In the event of such revocation, Kronos shall be relieved of any and all obligations hereunder.

8.                                       Mr. DeMartino recognizes that he has been advised by Kronos to consult with an attorney before he signs this Agreement.

9.                                       Mr. DeMartino irrevocably and unconditionally releases, remits, acquits and discharges Kronos, Seahawk Acquisition Corporation, their past and present parents, subsidiaries, divisions, officers, directors, stockholders, agents, employees, successors, and assigns (separately and collectively “releasees”) jointly and individually from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have against releasees and any and all liability which releasees have or may have to him whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to any claims of discrimination under any federal, state or local law, rule or regulation, including, but not limited to, claims under the Age Discrimination in Employment Act, 29 U.S.C. ss 621 et. seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B ss1 et. seq.  This release relates to claims of Mr. DeMartino, which exist as of this time.  This release is for any relief no matter how denominated, including but not limited to back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering.  Mr. DeMartino further agrees that he will not file or permit to be filed on his behalf any such claims and will not permit himself to be a member of any class seeking relief.  Nothing in this release shall be construed to prevent Mr. DeMartino from assisting in any lawful investigation of discrimination by any legally empowered government agency.

10.                                 Mr. DeMartino agrees that, in partial consideration for the payment of $1,012,425, he will make himself available for up to twenty (20) days, at Kronos’ discretion, of providing consulting services to Kronos between his Termination Date and November 30, 2007.  Additionally, Mr. DeMartino agrees to cooperate fully with Kronos in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Kronos.  Mr. DeMartino’s full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with Kronos counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by Kronos at reasonable times designated by Kronos.

11.                                 Mr. DeMartino understands and agrees that as a condition for payment to him of the monetary consideration herein, he shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding Kronos or any of its directors, officers, employees, agents or representatives or Kronos’ business affairs and financial conditions.

12.                                 Mr. DeMartino further acknowledges that the only consideration for signing this Agreement are the terms stated in this Agreement, and that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement; that he is competent to execute this Agreement; and that he fully understands the meaning and intent of this Agreement.

13.                                 Mr. DeMartino agrees not to divulge the terms of this Agreement to anyone except his immediate family (wife, children, brothers, sisters, parents) and his attorney.

14.                                 Mr. DeMartino agrees to abide by all of the terms and conditions of the Proprietary Rights and Confidentiality Agreement dated August 17, 1998 (copy attached), including, but not limited to, the restrictions on post-employment competition stated in section 4(a) of that Proprietary Rights and Confidentiality Agreement.

15.                                 Mr. DeMartino agrees that the forfeiture provisions in section 3 of his Restricted Stock Unit Agreement, dated November 16, 2006, and section 7 of his Nonstatutory Stock Option Agreements, dated November 21, 2003, November 22, 2004 and December 5, 2005, shall be in full force and effect as a result of his termination of employment.  Accordingly, if, within twenty four (24) months of his termination from employment, Mr. DeMartino (i) accepts employment with any competitor of, or otherwise engages in competition with, Kronos, or (ii) attempts directly or indirectly to induce any employee of Kronos to accept employment elsewhere, the Board of Directors, in its sole discretion, may require Mr. DeMartino to return, or (if not received) to forfeit, to Kronos the economic value of his stock awards which is realized or obtained (measured at the date of exercise or vesting) by Mr. DeMartino during the twelve (12) months prior to the date of his termination of employment with Kronos, including the economic value resulting from the acceleration of vesting of Mr. DeMartino’s stock awards per the terms of the Merger Agreement.  For the avoidance of doubt, Mr. DeMartino agrees that any economic value of his stock awards which is realized or obtained on the date of his termination of his employment shall also be subject to the above forfeiture provisions.

16.                                 Mr. DeMartino shall be responsible for all tax and other obligations due with respect to amounts paid to him under this Agreement. It is intended that all payments made under the terms of this agreement comply with or come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be interpreted and administered in accordance with that intention. Notwithstanding the foregoing, Kronos shall not be liable for any failures under this Section 17 that result in the payment of any taxes or other amounts due under the terms of Section 409A.  To the extent any amount subject to Section 409A is to be paid or provided to Mr. DeMartino in connection with a separation from service at a time when he is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon his earlier death.

17.                                 This Agreement shall be governed by Massachusetts law and is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors and successors.  The parties agree to submit to the exclusive jurisdiction of the Massachusetts courts.

18.                                 If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby and said illegal provisions shall be deemed not to be part of this Agreement.

I hereby acknowledge that I have taken a sufficient amount of time to carefully and thoroughly review this Agreement, that I have read this Agreement and understand all of its terms and conditions and that I have signed this Agreement of my own free will and not under any duress from any representative of the company or any other person.  I hereby waive any claim for reinstatement by Kronos to my former position in consideration of the severance to be paid to me pursuant to this Agreement.

AGREED TO AND ACCEPTED:

MR. JOSEPH DEMARTINO		KRONOS INCORPORATED

By:	Joseph DeMartino	By:	Aron J. Ain

Date:	5/23/07	Title:	CEO

		Date:	5/23/07